UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2016

STAPLES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17586	04-2896127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA	01702
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: 508-253-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2016, Staples, Inc. (the "Company") and John Wilson, President, Staples International and Head of Global Transformation, mutually agreed that Mr. Wilson is leaving the Company effective as of October 31, 2016, and will receive his severance benefits pursuant to his severance agreement with the Company. In connection with Mr. Wilson's departure, on September 29, 2016 the Company and Mr. Wilson entered into a letter agreement (the "Letter Agreement") providing that Mr. Wilson will receive a contingent termination payment by March 31, 2017 equivalent to the amount he would have otherwise received under the Company’s Amended and Restated Executive Officer Incentive Plan (the “EOIP”) if he had remained employed through the end of fiscal year 2016, pro-rated to account for the time he was actually employed. Assuming the Company-wide performance objectives under the EOIP are achieved and at target levels, the amount of the termination payment would be equivalent to three-quarters of 85% of Mr. Wilson’s annual base salary, subject to the terms of the Letter Agreement. The Letter Agreement also provides that Mr. Wilson will receive a monthly housing allowance of Euro 12,500 per month plus reasonable utility expenses for the period beginning the day after his last day of employment and ending on February 28, 2017.

The foregoing description is qualified by reference to the full text of the Letter Agreement, which is filed as Exhibit 10.1 attached hereto, and incorporated by reference in its entirety into this Item 5.02.

Item 9.01  Financial Statements and Exhibits.

The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Current Report on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 30, 2016	Staples, Inc.

		By:	/s/ Michael T. Williams
Michael T. Williams
Executive Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Letter Agreement dated September 29, 2016, between the Company and John Wilson.